Filed pursuant to Rule 424(b)(3)
Registration No. 333-187466

PROSPECTUS SUPPLEMENT NO. 19
(to Prospectus dated July 21, 2013)

5,369 Shares of Series C 8% Convertible Preferred Stock

(and 2,753,348 Shares of Common Stock Underlying the Series C 8% Convertible Preferred Stock)

Warrants to Purchase up to 2,753,348 Shares of Common Stock

(and 2,753,348 Shares of Common Stock Issuable From Time to Time Upon Exercise of Warrants)

This prospectus supplement modifies and supplements the prospectus of Oxygen Biotherapeutics, Inc. (the “Company”) dated July 21, 2013 (as supplemented on July 25, 2013, July 31, 2013, August 13, 2013, August 23, 2013, August 26, 2013, September 17, 2013, October 25, 2013, November 8, 2013, November 19, 2013, December 9, 2013, December 17, 2013, December 20, 2013, December 23, 2013, January 22, 2014, March 6, 2014,  March 17, 2014 and March 21, 2014) relating to 5,369 shares of Series C 8% Convertible Preferred Stock (and 2,753,348 shares of common stock issuable upon conversion of the Series C 8% Convertible Preferred Stock) and warrants exercisable for 2,753,348 shares of common stock at an exercise price of $2.60 per share (and 2,753,348 shares of common stock issuable upon exercise of the warrants).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2014.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 4, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2014

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors of Oxygen Biotherapeutics, Inc., adopted a resolution effective April 3, 2014 appointing Gerald T. Proehl as a director.  Mr. Proehl was the designee selected by Phyxius Pharma, Inc. Stockholders and his appointment as a director consummated one of the terms of the Phyxius Acquisition, as previously disclosed in the Company’s 8-K filing on October 21, 2013.

A copy of the press release announcing Mr. Proehl’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibit

Exhibit No.	Description

99.1	Press Release dated April 4, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2014	Oxygen Biotherapeutics, Inc.

By: /s/ John Kelley
John Kelley
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 4, 2014

4

Exhibit 99.1

Oxygen Biotherapeutics Inc., Announces the Appointment of
Industry Veteran Gerald Proehl to its Board of Directors

Morrisville, NC, April 4, 2014 – Oxygen Biotherapeutics, Inc., (NASDAQ: OXBT) a specialty pharmaceutical company focused on developing and commercializing a portfolio of products for the critical care market, announced today that it has appointed Gerald Proehl, former President and CEO of Santarus, Inc. as a member of the company’s Board of Directors.  Mr. Proehl’s addition is a new position on the company’s Board.

“I am truly excited to have someone of Gerry’s background and experience join this Board” said John Kelley, CEO of Oxygen Biotherapeutics.  “His management, operational, and marketing experience will be valuable assets to us as we look to move forward with the development of leovsimendan, and to grow the company.  On behalf of all of the shareholders of Oxygen Biotherapeutics, Inc., and the Board of Directors, we welcome Gerry to our Board.

Gerald Proehl was recently the President and Chief Executive Officer of Santarus, Inc., a company that he helped to found in 1999, and where he led the sale of Santarus to Salix Pharmaceuticals for $2.6 billion in December of 2013.  Prior to Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, where he served in various capacities, including Vice President of Global Marketing.  During his career at Hoechst he worked across numerous therapeutic areas, including CNS, cardiovascular, and gastrointestinal.

Mr. Proehl was recently appointed to the Board of Directors of Auspex Pharmaceuticals, Inc., a Phase 3 clinical stage biopharmaceutical company focused on developing and commercializing novel medicines for the treatment of orphan diseases.  He has also joined the Board of Directors of Sophiris Bio Inc., a publicly traded company developing a late-stage, targeted treatment for benign prostatic hyperplasia.  Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst University.

About Oxygen Biotherapeutics

Oxygen Biotherapeutics, Inc. is developing medical products for the critical care market. The company recently acquired the North American rights to develop and commercialize levosimendan. The United States Food and Drug Administration (FDA) has granted Fast Track status for levosimendan for the reduction of morbidity and mortality in cardiac surgery patients at risk for developing Low Cardiac Output Syndrome (LCOS). In addition, the FDA has agreed to a Phase 3 protocol design under Special Protocol Assessment (SPA), and provided guidance that a single successful trial will be sufficient to support approval of levosimendan in this indication. The company also has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, receipt of written confirmation of the FDA’s decision to lift the clinical hold on Oxycyte, our ability to successfully develop a protocol for human clinical studies that satisfies the FDA, the finalization of definitive agreements with DCRI, matters beyond the company's control that could lead to delays in the clinical study, delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in the company’s filings with the Securities and Exchange Commission, including in its quarterly report on Form 10-Q filed on March 17, 2014, and annual report on Form 10-K filed on June 26, 2013, as well as its other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contact:

IRTH Communications

Robert Haag, 1-866-976-4784

oxbt@irthcommunications.com